Exhibit 99.2

Tucson Electric Power Company
Reconciliation of Non-GAAP Measures
as of July 29, 2014

Revenues

The table below summarizes TEP's retail revenues:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Retail Margin Revenues (in Millions):
Residential	$74	$65	$125	$116
Commercial(1)	53	47	87	80
Industrial	28	24	51	44
Mining	10	8	19	14
Other(1)	1	1	1	1
Total by Customer Class	166	145	283	255
LFCR Revenues	1	—	6	—
Total Retail Margin Revenues (Non-GAAP)(2)	167	145	289	255
Fuel and Purchased Power Revenues	79	87	131	151
RES, DSM and ECA Revenues	12	12	24	23
Total Retail Revenues (GAAP)	$258	$244	$444	$429

(1)
Retail kWh sales to commercial and other customers and associated retail margin revenues for 2013 have been adjusted to reflect a change in the methodology for counting customers resulting from rate design changes from the 2013 TEP Rate Order.

(2)
Retail Margin Revenues, a non-GAAP financial measure, should not be considered as an alternative to Total Retail Revenues, which is determined in accordance with GAAP. Retail Margin Revenues exclude: (i) revenues collected from retail customers that are directly offset by expenses recorded in other line items; and (ii) revenues collected from third parties that are unrelated to kWh sales to retail customers. We believe the change in Retail Margin Revenues between periods provides useful information to investors because it demonstrates the underlying revenue trend and performance of our core utility business. Retail Margin Revenues represents the portion of retail operating revenues from kWh sales and LFCR revenues available to cover the non-fuel operating expenses of our core utility business.

Operations & Maintenance (O&M) Expense
The table below summarizes the items included in TEP’s O&M expense:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	Millions of Dollars		Millions of Dollars
Base O&M (Non-GAAP)(1)	$59	$61	$122	$122
O&M Recorded in Other Expense	(2)	(1)	(4)	(3)
Reimbursed Expenses Related to Springerville Units 3 and 4	17	16	31	30
Expenses Related to Customer Funded Renewable Energy and DSM Programs(2)	6	6	12	11
Total O&M (GAAP)	$80	$82	$161	$160

(1)
Base O&M is a non-GAAP financial measure and should not be considered as an alternative to O&M, which is determined in accordance with GAAP. TEP believes that Base O&M, which is O&M less reimbursed expenses and expenses related to customer-funded renewable energy and DSM programs, provides useful information to investors because it represents the fundamental level of operating and maintenance expense related to our core business.

(2)	Represents expenses related to customer-funded renewable energy and DSM programs; these expenses are being collected from customers and the corresponding amounts are recorded in retail revenue.